Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-196881, No. 333-193075, No. 333-156433, No. 333-134208, and No. 333-119661) and Form S-3 (No. 333-216243, No. 333-214657, No. 333-213232, No. 333-212845, No. 333-210793, No. 333-209024, No. 198084, No. 333-196880, No. 333-195605, No. 333-187964,  No. 333-184175, , and No. 333-174845) of Uranium Resources, Inc. of our report dated March 2, 2017, relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Uranium Resources, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

March 2, 2017